As filed with the Securities and Exchange Commission on December 2, 2022
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________________________________________________
FORM S-8
REGISTRATION STATEMENT
Under The Securities Act of 1933
____________________________________________________________________
ELASTIC N.V.
(Exact name of Registrant as specified in its charter)
____________________________________________________________________

The Netherlands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
2022 Employee Stock Purchase Plan
(Full title of the plan)
Elastic N.V.
800 West El Camino Real, Suite 350
Mountain View, California 94040
(650) 458-2620
(Address of principal executive offices, including zip code)
Ashutosh Kulkarni
Chief Executive Officer and Director
Elastic N.V
800 West El Camino Real, Suite 350
Mountain View, California 94040
(650) 458-2620
(Name, address and telephone number, including area code, of agent for service)
____________________________________________________________________
Copies to:

Victor A. Flores Baker & McKenzie LLP Two Embarcadero Center, 11th Floor San Francisco, CA 94111-3802 (415) 576-3000	Carolyn Herzog, Esq. Elastic N.V. 800 West El Camino Real, Suite 350 Mountain View, California 94040 (650) 458-2620	Reinier Kleipool De Brauw Blackstone Westbroek N.V. Claude Debussylaan 80 1082 MD Amsterdam The Netherlands +31 20 577 1771
____________________________________________________________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
____________________________________________________________________

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information specified in this Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement (the “Registration Statement”) or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the document incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 3.     Incorporation of Documents by Reference.
Elastic N.V. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:
(1)The Registrant’s Annual Report on Form 10-K for the fiscal year ended April 30, 2022, filed with the Commission on June 21, 2022;
(2)All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (1) above (other than the portions of these documents not deemed to be filed); and
(3)The description of the Registrant’s Ordinary Shares contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-38675) filed with the Commission on September 24, 2018, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.
All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4.     Description of Securities.
Not applicable.
Item 5.     Interests of Named Experts and Counsel.
Not applicable.
Item 6.     Indemnification of Directors and Officers.
The Registrant’s executive officers and directors have entered into indemnification agreements with the Registrant. The agreements provide, to the fullest extent permitted by the Registrant’s articles of association and the laws of the Netherlands, that the Registrant will indemnify the executive officers who are not also a director against any and all liabilities, claims, judgments, fines, penalties, interest and expenses, including attorneys’ fees, incurred in connection with any expected, threatened, pending or completed action, investigation or other proceeding, whether civil, criminal or administrative, involving an executive officer by reason of his position as officer.

The articles of association provide that the Registrant will indemnify current and former directors against:
(i)the reasonable costs of conducting a defense against claims resulting from an act or omission in performing their duties or in performing other duties the Registrant has asked them to fulfill;
(ii)any compensation or financial penalties they owe as a result of an act or omission as referred to under (i) above;
(iii)any amounts they owe under settlements they have reasonably entered into in connection with an act or omission as referred to under (i) above;
(iv)the reasonable costs of other proceedings in which they are involved as a current or former director, except for proceedings in which they are primarily asserting their own claims; and
(v)tax damage due to reimbursements in accordance with the above, to the extent this relates to the indemnified person’s current or former position with the Registrant and/or a group company and in each case to the extent permitted by applicable law.
No indemnification shall be given to an indemnified person insofar as:
(i)it has been established in a final and non-appealable decision of the competent court or, in the event of arbitration, of an arbitrator, that the act or omission of the indemnified person can be described as deliberate (opzettelijk), willfully reckless (bewust roekeloos) or seriously culpable. In that case, the indemnified person must immediately repay the sums reimbursed by the Registrant, unless Dutch law provides otherwise or this would, in the given circumstances, be unacceptable according to standards of reasonableness and fairness; or
(ii)the costs or the capital losses of the indemnified person are covered by an insurance policy and the insurer has paid out these costs or capital losses; or
(iii)the indemnified person failed to notify the Registrant as soon as possible of the costs or the capital losses or of the circumstances that could lead to the costs or capital losses.
These indemnification provisions and the indemnification agreements entered into between the Registrant and its officers and directors may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.
Item 7.     Exemption from Registration Claimed.
Not applicable.

Item 8.     Exhibits.

Incorporation by Reference
Exhibit Number	Description	Form	File No.	Exhibit	Filing Date	Filed Herewith

4.1	Articles of Association of Elastic N.V. (English translation).	10-Q	001-38675	3.1	December 12, 2018

4.2	2022 Employee Stock Purchase Plan	8-K	001-38675	10.1	October 6, 2022

5.1	Opinion of De Brauw Blackstone Westbroek N.V.					X

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.					X

23.2	Consent of De Brauw Blackstone Westbroek N.V. (included in Exhibit 5.1).					X

24.1	Power of Attorney (contained on signature page hereto).					X

107.1	Filing Fee Table					X
Item 9.     Undertakings.
A.The undersigned Registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.
Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2)For the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)It will remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B.The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C.Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Mountain View, California, on December 2, 2022.

ELASTIC N.V.

By:	/s/ Ashutosh Kulkarni
Name:	Ashutosh Kulkarni
Title:	Chief Executive Officer and Director

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Ashutosh Kulkarni, Janesh Moorjani and Carolyn Herzog, and each of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact, proxy and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, proxy and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Ashutosh Kulkarni	Chief Executive Officer and Director	December 2, 2022
Ashutosh Kulkarni	(Principal Executive Officer)

/s/ Janesh Moorjani	Chief Financial Officer and Chief Operating Officer	December 2, 2022
Janesh Moorjani	(Principal Financial and Accounting Officer)

/s/ Shay Banon	Chief Technology Officer and Director	December 2, 2022
Shay Banon

/s/ Chetan Puttagunta	Chairman	December 2, 2022
Chetan Puttagunta

/s/ Sohaib Abbasi	Director	December 2, 2022
Sohaib Abbasi

/s/ Jonathan Chadwick	Director	December 2, 2022
Jonathan Chadwick

/s/ Alison Gleeson	Director	December 2, 2022
Alison Gleeson

/s/ Shelley Leibowitz	Director	December 2, 2022
Shelley Leibowitz

/s/ Caryn Marooney	Director	December 2, 2022
Caryn Marooney

/s/ Steven Schuurman	Director	December 2, 2022
Steven Schuurman

AUTHORIZED REPRESENTATIVE IN THE UNITED STATES
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the undersigned as the duly authorized representative in the United States of the Registrant in Mountain View, California, on December 2, 2022.

ELASTICSEARCH, INC.

By:	/s/ Janesh Moorjani
Name:	Janesh Moorjani
Title:	President, Secretary, Treasurer and Chief Financial Officer